Exhibit 10.19
Form of Employment Agreement with Alberto Bertolini
Este, January.., 2009
Ing. Alberto BERTOLINI
Via Salute, 29
Este (PD)
Dear Alberto,
Following our discussions we wish to transcribe herebelow the terms and conditions of our agreement.
1. You will be appointed as member of the Board of Directors of Isoclima s.p.a. and LIPIK Glas d.o.o, and — if so determined by our company or by representatives of The O’Gara Group — of any of the following companies: Finanziaria Industriale s.p.a. (“Finind”), Iontech S.r.l., Isoclima GmbH, Isoclima UK, Ltd., Isoclima de Mexico, Isoclima Intl, Isoclima Inc. and any other company in which Isoclima or Finind, through their ownership interest, has the right to appoint a director. Your appointment shall start on the date that The O’Gara Group, Inc. acquires all of the shares of Finind (or on such other date as practicable according to organization of companies’ bodies to adopt the relevant resolutions) (“Effective Date”) and shall expire on the second anniversary of the Effective Date. This term may be extended upon mutual written agreement.

Our company shall cause the shareholders of Isoclima and of the other companies respectively, to adopt from time to time the resolutions necessary to implement this agreement.
2. Isoclima s.p.a. and LIPIK Glas d.o.o, shall appoint you – from time to time and in any case until the expiry date referred to in art. 1 above — as member of the Board of Directors (“consigliere di amministrazione”) of Isoclima s.p.a. and LIPIK Glas d.o.o, and shall cause the Board of Directors of Isoclima s.p.a. and LIPIK Glas d.o.o, to appoint you – from time to time and in any case until the expiry date referred to in Art. 1 above — as one of various Managing Directors (“amministratore delegato”) of Isoclima s.p.a. and LIPIK Glas d.o.o, with the task and responsibility of supervising – with such powers as shall be deemed appropriate by our company - the following business areas: Sales, Marketing, Operations, Research and Development.

As Managing Director you shall report to the Board of Directors of the company.
3. If so determined by our company or by representatives of The O’Gara Group, Isoclima s.p.a. as majority shareholder of Iontech S.r.l., Isoclima GmbH, Isoclima UK, Ltd., Isoclima de Mexico, Isoclima Intl, and Isoclima Inc. shall appoint you as member of the Board of Directors (“consigliere di amministrazione”) of any of said companies; the representatives of The O’Gara Group shall cause Finanziaria Industriale s.p.a. to appoint you as member of the Board of Directors (“consigliere di amministrazione”) of Finind.
4. As compensation related to all offices mentioned above under article 2 you will receive the gross sum of Euro 150,000,00, per annum, payable in 12 equal monthly instalments, plus VAT if applicable.

As compensation related to each one of the offices mentioned above under article 3 you will receive the gross sum of Euro 50,000, per annum, payable in 12 equal monthly instalments plus VAT if applicable.
5. In case of travel or mission related to the offices under articles 2 and 3 above, you will be reimbursed of travel and living expenses, if documented, in line with normal practice, and in accordance with specific and ad personam agreements, if any.
6. For the term of this agreement, you shall neither be employed by any third party, nor render any services for any third party, nor engage — directly or indirectly — in any business that is in competition with or is in conflict with the interest of Isoclima s.p.a., Finind, LIPIK Glas d.o.o, Iontech S.r.l., Isoclima GmbH,

Isoclima UK, Ltd., Isoclima de Mexico, Isoclima Intl, Isoclima Inc. or any other company of the Finind/Isoclima group with the express exclusion of the companies Ianua s.p.a. and Ianua s.r.l., of which you presently are – and will continue to be – a shareholder and a member of the Board of Directors, and of any other company to which the Excluded Assets as identified in the Stock Purchase Agreement entered into on June 24, 2008 will be transferred.
7. For a period of 2 years following the actual termination of this agreement by either party (this period, the “Covenant Period”), you shall neither render services for any third party, nor engage — directly or indirectly — in any business that is in competition with or is in conflict with the interest of Isoclima s.p.a., Finind, LIPIK Glas d.o.o, Iontech S.r.l., Isoclima GmbH, Isoclima UK, Ltd., Isoclima de Mexico, Isoclima Intl, Isoclima Inc., or any other company of the Finind/Isoclima group, with the express exclusion of the companies Ianua s.p.a. and Ianua s.r.l., of which you presently are – and will continue to be – a shareholder and a member of the Board of Directors, and of any other company to which the Excluded Assets as identified in the Stock Purchase Agreement entered into on June 24, 2008 will be transferred.
8. As compensation for the non competition clause under art. 7 above, during the Covenant Period you will receive the gross sum of Euro ....,00, per annum, payable in 12 equal monthly instalments plus VAT if applicable.
9. Your Isoclima s.p.a. identification number is ...
10. We received your declaration that you are a regular social security position at INPS of Este.
11. Isoclima s.p.a. shall register you at INAIL according to art. 5 d. lgs. 23.2.00 n. 38.
12.
12.1 In the event that, during the execution of this agreement, you have to handle personal information on behalf of Isoclima or any other companies of the Finind/Isoclima group, each party shall comply with the provisions of the Italian Privacy Code (D.Lgs 196/03 as amended).
12.2 In particular, in case you are not identified as the person appointed to handle the personal information, you hereby commit yourself to accept to be appointed as Responsible for the aforesaid personal information on the behalf of the company by signing a proper letter prior to or at the beginning of the handling of personal information.
12.3 In case of handling of personal information in connection with this agreement, each party shall hold the other harmless from any claim, action, complaint, etc. made or threatened by the legitimate person and/or any other person and/or Authority in connection with the breach of the aforesaid Italian Privacy Code.
13. For what not expressly provided by this agreement, art. 61 para 3 of d. lgs. 276/2003 and artt. 2222 and following of Italian civil code shall apply. The application of any collective contract or agreement is hereby explicitly excluded.
14.
14.1 This agreement may not be amended except by a written agreement signed by both parties.
14.2 Neither the failure nor any delay by any party in exercising any right, power, or privilege under this agreement will operate as a waiver of such or other right, power, privilege.
14.3 If any provision of this agreement is determined to be illegal or otherwise unenforceable, such determination will not affect that provision in any other respect or any other provision of this agreement, which shall remain in full force and effect.
14.4 the parties acknowledge that this agreement and each clause of it have been negotiated between them, and therefore artt. 1341 e 1342 Italian civil code shall not apply.
14.5 This document fully and correctly reflects all the agreements reached between you and our company about your activity, services and cooperation with Isoclima s.p.a., Finind, LIPIK Glas d.o.o, Iontech S.r.l., Isoclima GmbH, Isoclima UK, Ltd., Isoclima de Mexico, Isoclima Intl, Isoclima Inc. and any other company of the Finind/Isoclima group; this agreement substitutes and voids any other former agreement between you and our company, and/or between you and Finind, LIPIK Glas d.o.o, Iontech S.r.l., Isoclima GmbH, Isoclima UK, Ltd., Isoclima de Mexico, Isoclima Intl, Isoclima Inc. any other company of the Finind/Isoclima group, in connection with any appointment or employment.
For acceptance and confirmation please sign the enclosed copy of this letter and return them to our company.
Yours Sincerely,

ISOCLIMA s.p.a.

By

The President of the Board of Directors

Accepted by:
Alberto Bertolini